Exhibit 99

Dear Lincolnway Energy Member,

Lincolnway Energy, LLC. is aware that the delivery of the proxy statement and notice of special meeting we mailed to you was delayed due to circumstances beyond our control.  This delay does not give our unit holders enough time to properly consider the proxy statement and respond.  Therefore; the proxy vote has been postponed until further notice.  The special meeting scheduled for Wednesday, December 18th, 2019, at 6:30 p.m. at the Radisson Hotel, Ames, will still be held as an information only meeting.  We will review plant performance and financial condition.

The proxy you will be receiving in the mail does not need to be returned.  There will be no official Lincolnway Energy business conducted at this meeting.  Limited information will be shared at this meeting due to SEC regulations and the untimely mailing of the proxy statement.  More information will be forthcoming after the New Year.  The information will be mailed and will also be posted on the website at www.lincolnwayenergy.com.

Information Meeting Location:

Radisson Hotel

2609 University Blvd

Ames, IA  50010

We apologize for the inconvenience and appreciate your patience.

Happy Holidays and New Year.

LWE Board of Directors